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                                                                 Exhibit 12


              American General Finance, Inc. and Subsidiaries

             Computation of Ratio of Earnings to Fixed Charges



                                                        Nine Months Ended
                                                          September 30,
                                                       1994          1993
                                                     (dollars in thousands)

Earnings:

  Income before provision for income
    taxes and cumulative effect of
    accounting changes                               $285,465      $253,907
  Interest expense                                    300,039       286,012
  Implicit interest in rents                            8,034         7,914

Total earnings                                       $593,538      $547,833

Fixed charges:

  Interest expense                                   $300,039      $286,012
  Implicit interest in rents                            8,034         7,914

Total fixed charges                                  $308,073      $293,926


Ratio of earnings to fixed charges                       1.93          1.86
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